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                                                                   Exhibit 10.70


                   TERMINATION AND CHANGE OF CONTROL AGREEMENT

         TERMINATION AND CHANGE OF CONTROL AGREEMENT ("Agreement"), made as of December 15, 2000, between AMETEK, Inc. (the "Company"), and Frank S. Hermance (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is the President and Chief Executive Officer of the Company on the date hereof, and also will become the Chairman of the Board of Directors of the Company as of January 1, 2001; and

         WHEREAS, the Company wishes to provide certain benefits to the Executive in the event of a termination of the Executive's employment under certain circumstances or in the event of a change of control of the Company;

         NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Company and the Executive agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Cash Compensation" shall mean the sum of the Executive's base salary (equal to the rate of annual base salary for the Company's fiscal year immediately prior to the Termination Date) plus (i) the Executive's targeted bonus, if known, for the year in which the Termination Date occurs, or
(ii) if the targeted bonus described in clause (i) is not known, the average of the Executive's bonuses for the two fiscal years of the Company immediately
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preceding the year in which the Termination Date occurs, including all such salary and bonuses earned in all capacities with the Company and its Subsidiaries, as reported for Federal income tax purposes on Form W-2, together with any amounts which would have been included in the Executive's salary or bonus but for a deferral election by the Executive under any plan of the Company or its Subsidiaries, including, but not limited to, a plan qualified under
Section 401(k) or 125 of the Code.

                  (c) "Cause" shall mean (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company.

                  (d) "Change of Control" shall mean (i) the acquisition by any person or group, other than the Company or any of its Subsidiaries, of 20% or more of the voting stock of the Company; (ii) the acquisition by the Company or any of its Subsidiaries, or any Executive benefit plan of the Company or any Subsidiary, or any person or entity organized, appointed or established by the Company or Subsidiary for or pursuant to the terms of any such Executive benefit plan, acting separately or in combination with each other or with other persons, of 50% or more of the voting stock of the Company, if after such acquisition the Shares are no longer publicly traded; (iii) the removal within any two-year period from the Board of a sufficient number of directors such that the individuals who constituted the Board at the beginning of the period shall cease to constitute a majority of the Board, unless the election of each subsequent member was approved in advance by two-thirds of the members of the Board in office at the beginning of such two-year period; or (iv) the approval by the shareholders of the Company of (A) a merger or consolidation, the result of which is that the shareholders of the Company do not


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own or control at least 50% of the value of the outstanding equity or combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors or (B) a sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company's assets.

                  (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (f) "Good Reason" shall mean, without the written consent of the Executive, one or more of the following occurrences:

                           (i) any failure of the Company to comply with and satisfy any of the terms of this Agreement;

                           (ii) any reduction of the authority, duties or responsibilities held by the Executive, or removal from, or failure to be reelected to, the Board;

                           (iii) any reduction of the Executive's base compensation, bonus opportunity or benefit entitlement; or

                           (iv) any transfer of the Executive to a location which is outside the Paoli, Pennsylvania area (or the general area in which his principal place of business immediately preceding the transfer may be located at such time if other than Paoli, Pennsylvania) by more than fifty miles other than on a temporary basis (less than 6 months), except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations on behalf of the Company in effect immediately prior to the transfer;

provided, however, that in the event Executive delivers a Notice of Termination based on one or more of the foregoing occurrences of Good Reason, the Company may correct or cure such occurrence or occurrences within twenty (20) days of receipt of the Notice of Termination, in


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which event the Notice of Termination shall be deemed withdrawn and of no further force or effect.

                  (g) "Non-Competition and Non-Solicitation Obligations" shall mean the covenants described in Section 5(d).

                  (h) "Notice of Termination" shall mean a written notice which conforms to the requirements of Section 2.

                  (i) "Restricted Shares" shall mean the Shares that were issued to the Executive pursuant to the restricted stock awards granted as of December 15, 2000 under the 1997 Stock Incentive Plan of AMETEK, Inc. and the 1999 Stock Incentive Plan of AMETEK, Inc., as adjusted pursuant to the terms of the agreement between the Company and the Executive evidencing such awards, and which continue to be forfeitable as of the applicable date or event referred to herein; upon becoming vested, such Shares shall no longer be Restricted Shares for purposes of this Agreement.

                  (j) "Share" shall mean a share of the common stock of the Company or any successor, as adjusted pursuant to the terms of the agreements between the Company and the Executive evidencing such awards.

                  (k) "Subsidiary" shall mean any corporation or other entity which is deemed to be part of the affiliated group of the Company for purposes of Section 280G(d)(5) of the Code.

                  (l) "Termination Date" shall mean the date specified in the Notice of Termination, or the date of receipt of the Notice of Termination if the Notice is sent by the Company to the Executive and asserts that the Termination is for Cause.


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                  (m) "Vested" shall mean, with respect to the Restricted
Shares, that such Shares have become nonforfeitable and transferable in accordance with the terms of the awards and restricted stock agreements, dated as of December 15, 2000, pursuant to which they were issued.

         2. NOTICE OF TERMINATION. Any termination of the Executive's employment by either the Company or the Executive shall be communicated by a Notice of Termination to the other party to this Agreement, given in accordance with
Section 18 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice of the termination of the Executive's employment which
(i) in the case of a Notice of Termination from the Company, indicates whether the termination is for Cause or without Cause, or, in the case of a Notice of Termination from the Executive, indicates whether the resignation is for Good Reason or not for Good Reason, (ii) refers to the specific provision in this Agreement relied upon and briefly summarizes the facts and circumstances deemed to provide a basis for the termination of employment under the provision so indicated, and (iii) specifies the Termination Date, which date shall not be less than 20 nor more than 30 days after the giving of such Notice, except for a Notice of Termination from the Company that the Executive is being terminated for Cause which shall be effective immediately.

         3. TERMINATION NOT IN CONNECTION WITH A CHANGE OF CONTROL OR FOR CAUSE. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, and such termination occurs prior to and not in anticipation of a Change of Control, then the Restricted Shares, if any, shall be forfeited on the Termination Date and the following benefits shall be provided to the Executive:

                  (a) The Company shall pay to the Executive, in a lump sum within 30 days after the Termination Date; an amount equal to two (2) times the Executive's Cash Compensation;


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                  (b) The Company shall continue the Executive's current
coverage (single or family) under (or, at the election of the Company, provide a tax equivalent monthly payment equal to the cost of) the Company's plans or programs to provide health benefits (including, but not limited to, hospitalization, surgical, major medical, dental and vision benefits), disability insurance and death benefits (including, but not limited to, the Company's Supplemental Executive Plan), as in effect from time to time for other senior executives of the Company, until the earliest of (i) the end of the second year following the year of the termination of employment, (ii) as applied to health benefit coverage, the Executive's eligibility for Medicare, (iii) as applied to health benefits, disability insurance and death benefits, considered separately from each other, the Executive's commencement of new employment where the Executive is eligible to participate in substantially similar plans or programs without a pre-existing condition limitation, or (iv) the Executive's death; and

                  (c) The Company shall (i) continue to provide the Executive with the Company provided car available to him at the Termination Date (or a comparable car, if the lease on such car should expire) and (ii) continue to reimburse him for the cost of country club or private club dues (at the level in effect at the Termination Date), until the earliest of the second anniversary of the Termination Date or the Executive's death.

For purposes of this Agreement, a termination of employment will be considered to be in anticipation of a Change of Control if the Termination Date occurs during the ninety (90) day period ending on the date of the Change of Control and the substantial possibility of the Change of Control was known to the Executive and to a majority of the Board of Directors of the Company on or before the date the Notice of Termination was delivered.


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         4. CHANGE OF CONTROL. If the Executive is employed by the Company at the date of a Change of Control, or has been terminated without Cause or resigned for Good Reason in anticipation of the Change of Control (within the meaning of Section 3), the following shall apply:

                  (a) Subject to the limitations of Section 12 hereof, the Company shall pay to the Executive an amount equal to the fair market value of the Restricted Shares held by the Executive at the earlier of the Termination Date or the date of the Change of Control (which value, if the Change of Control is a merger, consolidation, tender offer, going private transaction, or any other similar transaction pursuant to which shareholders of the Company generally will receive cash, stock of another company or other consideration for their shares of Company stock, shall be calculated on the basis of the amount per Share received or to be received by shareholders of the Company in connection with the Change of Control); the amount payable under this Subsection
(a) shall be paid to the Executive in a lump sum within 30 days after the Change of Control.

                  (b) The number of Restricted Shares with respect to which any payment under Subsection (a), above, has been made, after taking into account the limitations of Section 12 hereof, shall be forfeited, notwithstanding any other terms or conditions applicable to the Restricted Shares.

                  (c) The balance of the Restricted Shares shall be retained and shall become Vested or be forfeited in accordance with the original terms and conditions of the restricted stock awards under which they were granted. If, at any time following a Change of Control, the Shares are not publicly traded, the Company, at its own expense, shall cause a nationally recognized investment banking firm mutually acceptable to the Executive and the


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Company to make an annual valuation, effective as of the first day of the
Company's fiscal year, which valuation shall establish the fair market value of a Restricted Share or of a Share which was originally issued as a Restricted Share and which is held by the Executive (or his beneficiary or estate following his death) after the Restricted Shares have become vested. Copies of the valuation shall be furnished, in writing, to the Executive and the Company.

                  (d) If any Restricted Shares become Vested following a Change of Control and the Shares are not publicly traded, then

                           (i) the Executive (or his beneficiary or estate following his death) shall have the right to compel the Company to buy back some or all of the Shares which were originally Restricted Shares, held by the Executive (or his beneficiary or estate), for the greater of (A) their fair market value, as established for the year pursuant to Subsection (b), above, or (B) if the Change of Control was in the form of a merger, consolidation, tender offer, going private transaction or any similar transaction, the amount per Share received by shareholders of the Company in the Change of Control transaction ("Put Rights"); and

                           (ii) after the Executive's termination of employment or his death, the Company shall have the right to compel the Executive (or his beneficiary or estate, if applicable) to sell all the Shares which were originally Restricted Shares held by the Executive (or his beneficiary or estate), to the Company for the greater of (A) their fair market value, as established for the year pursuant to Subsection
         (b), above or (B) if the Change of Control was in the form of a merger, consolidation, tender offer, going private transaction or any similar transaction, the amount per Share received by shareholders of the Company in the Change of Control transaction ("Call Rights").


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The Executive (or his beneficiary or estate) may exercise the Put Rights not more than once during the Company's fiscal year. Neither the Executive (or his beneficiary or estate) nor the Company may exercise the Put Rights or Call Rights more than 90 days after the issuance of the most recent annual valuation if the price at which the Put Rights or Call Rights are to be exercised is based on such valuation (pursuant to clauses (i)(A) or (ii)(A), above). The provisions of this Subsection (c) shall cease to apply if the Shares are again publicly traded.

                  (e) The Company sponsors an irrevocable trust fund pursuant to a trust agreement to hold assets to satisfy its obligations to certain Executives. Funding through such trust fund of the amounts which may become due to the Executive under Sections 4 or 5 of the Agreement shall be authorized by the Compensation Committee of the Board, as set forth in the agreement pursuant to which the fund has been established, no later than immediately following a Change of Control

5. TERMINATION IN CONNECTION WITH A CHANGE OF CONTROL. If the Executive's employment is terminated by the Company without Cause, or by the Executive for Good Reason, in anticipation of (within the meaning of Section 3), upon or at any time following a Change of Control (hereinafter referred to as a "Change of Control Termination"), then, in addition to the payment under Section 4(a) hereof, the Executive shall be entitled to additional benefits under Subsection
(a) or (b), below, whichever is applicable, and under Subsection (c).

                  (a) If the Restricted Shares have not become Vested and the Change of Control Termination occurs prior to December 15, 2006, then all Restricted Shares then outstanding shall be forfeited and, except as approved in writing by the Board, the Executive shall be subject to the Non-Competition and Non-Solicitation Obligations for a period of three years after the Change of Control Termination. As consideration to the Executive for the


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restrictions set forth in this Subsection (a), the Company hereby agrees to pay the Executive, in addition to any and all other amounts and benefits to which he may be entitled hereunder, an amount equal to Two Million Dollars ($2,000,000.00) per year for three years, or Six Million Dollars ($6,000,000.00), which amount shall be paid to the Executive in a lump sum within 30 days after the Termination Date. If the Executive violates any of the covenants contained in this Subsection (a), then, in addition to the Company's other remedies, the Executive shall repay to the Company an amount equal to Six Million Dollars ($6,000,000.00), multiplied by a fraction, the numerator of which is 1,095 minus the number of days between the Termination Date and the date the Executive first violates the covenants contained in this Subsection
(a), and the denominator of which is 1,095.

                  (b) If the Restricted Shares have become Vested prior to the Change of Control Termination, then upon the change of Control Termination, except as approved in writing by the Board, the Executive shall be subject to the Non-Competition and Non-Solicitation Obligations for a period of eighteen
(18) months after the Change of Control Termination. As consideration to the Executive for the restrictions set forth in this Subsection (b), the Company hereby agrees to pay the Executive, in addition to any and all other amounts and benefits to which he may be entitled hereunder, an amount equal to Two Million Dollars ($2,000,000.00) per year for eighteen (18) months, or Three Million Dollars ($3,000,000.00), which amount shall be paid to the Executive in a lump sum within 30 days after the Termination Date. If the Executive violates any of the covenants contained in this Subsection (b), then, in addition to the Company's other remedies, the Executive shall repay to the Company an amount equal to Three Million Dollars ($3,000,000.00), multiplied by a fraction, the numerator of which


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is 548 minus the number of days between the Termination Date and the date the
Executive first violates the covenants contained in this Subsection (b), and the denominator of which is 548.

                  (c) The Company shall continue the Executive's current coverage (single or family) under (or, at the election of the Company, provide a tax equivalent monthly payment equal to the cost of) the Company's plans or programs for health benefits (including, but not limited to, hospitalization, surgical, major medical, dental and vision benefits), disability insurance and death benefits (including, but not limited to the Company's Supplemental Executive Plan), as in effect from time to time for other senior executives of the Company, until the earliest of (i) the end of the second year (tenth year for health benefits) following the year of the termination of employment, (ii) as applied to health benefit coverage, the Executive's eligibility for Medicare,
(iii) as applied to health benefits, disability insurance and death benefits, considered separately from each other, the Executive's commencement of new employment where the Executive is eligible to participate in substantially similar plans or programs without a pre-existing condition limitation, or (iv) the Executive's death. The Company shall also continue to provide the Executive with the Company provided car available to him at the Termination Date (or a comparable car, if the lease on such car should expire) and shall continue to reimburse him for the cost of country club or private club dues (at the level in effect at the Termination Date) until the earliest of the second anniversary of the Termination Date or the Executive's death.

                  (d) During any period in which the Executive is subject to Non-Competition and Non-Solicitation Obligations under Subsection (a) or (b), the Executive covenants not to:


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                           (i) Engage in or carry on, directly or indirectly,
         either for himself or as a member, stockholder, investor, lender, officer, director, Executive or agent of, or consultant or advisor to, any person, partnership, corporation, joint venture or enterprise (other than the Company), or in any capacity on behalf of any trust or other organization or entity, any business in competition with (as defined below) any business then carried on by the Company as long as any like business is carried on by the Company or by any person, corporation, partnership, trust or other organization or entity deriving title to the good will of such business, directly or indirectly, from the Company; provided, however, that nothing herein contained shall prevent the Executive from purchasing or holding securities of any publicly owned company, the securities of which are listed on a national securities exchange or registered pursuant to
         Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), but the total holding of any single security so listed or registered shall be limited to 1% of the amount of any such security outstanding. For purposes of this Subsection (a), the term "any business in competition with" shall mean any business engaged principally or in part in any business of the Company (other than a business which generated less than 5% of the Company's revenues and less than 5% of the Company's pre-tax profits) as described in its Annual Report on Form 10-K for the year prior to the Change of Control Termination; or

                           (ii) Solicit, raid, entice, induce or attempt to persuade, directly or indirectly, any person who is an Executive of the Company at the time of the Change of Control Termination or a former Executive of the Company who was employed at any time within the 90 day period ended upon the Change of Control Termination, to become employed by any person, firm, partnership, corporation or other enterprise or entity, and


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         the Executive shall not approach any such Executive (or former
         Executive) for such purpose or authorize the taking of such actions by any other person, firm, partnership, corporation or other enterprise or entity.

         6. TERMINATION FOR CAUSE OR WITHOUT GOOD REASON, ETC. If the Executive's employment is terminated by the Company for Cause, by the Executive without Good Reason, or because of the Executive's death or total disability, the provisions of Sections 3 and 5 hereof shall not apply.

         7. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company and its Subsidiaries, including, without limitation, information, and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Subsidiaries and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Subsidiaries ("Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of the Executive or except as may be required by law.

         8. ADDITIONAL PROVISIONS APPLICABLE TO SECTIONS 5 AND 7. The following provisions shall apply to the covenants and restrictions contained in Sections 5 and 7 hereof:


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                  (a) The covenants contained in Sections 5(d) shall apply
within the territories in which the Company is actively engaged in the conduct of business during the applicable period following the Termination Date, including, without limitation, the territories in which customers are then being solicited.

                  (b) Without limiting the right of the Company to pursue all other legal and equitable remedies, including recovery of damages, available for violation by the Executive of the covenants and restrictions contained in Sections 5 or 7 hereof, the Executive agrees that monetary damages would not be adequate compensation for any loss incurred by the Company by reason of a breach by him of the provisions of Sections 5 or 7 hereof, and that the Company would sustain irreparable harm and, therefore, further agrees that the Company shall be entitled to injunctive relief to prevent any such breach or any continuing breach thereof.

                  (c) The Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of an asserted breach of Sections 5 or 7 hereof, including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any suit, action or proceeding, and (iii) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court, The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 18 hereof.


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                  (d) Each party intends and agrees that if, in any action
before any court or agency legally empowered to enforce the covenants contained in Sections 5 or 7 hereof, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

                  (e) If the Executive shall be the prevailing party in any action brought by the Company for damages, injunction or other equitable relief based upon an alleged breach of Sections 5 or 7, the Company shall reimburse the Executive for all costs and expenses related to the defense of the action (including reasonable attorneys fee and expenses).

         9. NO MITIGATION. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except as provided in Sections 3(b) and 5(c).

         10. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company, or any of its Subsidiaries, and for which the Executive may qualify, other than severance benefits.

         11. NO SET-OFF. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

         12.      CERTAIN REDUCTION OF PAYMENTS.


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                  (a) Anything in this Agreement to the contrary
notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, and thus be subject to the excise tax imposed by Section 4999 of the Code, and that it would be economically advantageous to the Executive on an after-tax basis to reduce the Payment to avoid or reduce the excise tax on excess parachute payments under
Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement being hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate net amount available to the Executive from Agreement Payments after reduction for all Federal, state and local income and payroll taxes, Social Security taxes (including Medicare) and the excise tax under Section 4999. In applying this Subsection (a), the Agreement Payments shall be reduced before reducing any other Payments to be made to the Executive. For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                  (b) All determinations to be made under this Section 12 shall be made by the Company's independent public accountant immediately prior to the Change of Control (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five days after this determination, the Company shall pay (or cause to be

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paid) or distribute (or cause to be distributed) to or for the benefit of the
Executive such amounts as are then due to the Executive under this Agreement; provided, however, that the Executive shall have the right to determine which of the Agreement Payments shall be reduced to satisfy the requirements of this
Section 12.

                  (c) As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Accordingly, within two years after the Termination Date, the Accounting Firm shall review the determination made by it pursuant to Subsection (b), above. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan by the Company to the Executive, which the Executive shall repay to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the rate announced from time to time by the Chase Manhattan Bank (or any successor) as its prime rate, plus one percent (1%), each change in such rate to take effect on the effective date of the change in such prime rate; provided, however, that no such amount shall be payable by the Company to the Executive to the extent the Underpayment is attributable to an


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Agreement Payment under Section 4 hereof and Restricted Shares having a value equal to the Underpayment, as of the date of the Change of Control, subsequently became Vested. In the event the Executive repays to the Company an Overpayment (or any portion thereof) which is attributable to an Agreement Payment made pursuant to Section 4 hereof, then upon receipt of the repayment, the Company shall cause to be reissued to the Executive the number of Restricted Shares which were forfeited on account of such Overpayment (or the applicable portion thereof) and such Restricted Shares shall be subject to the same terms and conditions as the award and the restricted stock agreement under which they were originally issued. In the event the Company makes payment to the Executive of an Underpayment (or any portion thereof) which is attributable to an Agreement Payment made pursuant to Section 4 hereof, and as of the date of such payment the Restricted Shares have not become Vested, then an additional number of Restricted Shares having a value, as of the date of the Change of Control, equal to the Underpayment (or the applicable portion thereof) shall be forfeited.

                  (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Subsections (b) and (c), above, shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to Subsections (b) and (c), above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

         13. AMENDMENTS. No amendment or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid, unless in writing and duly executed by both parties.

         14. WAIVERS. A waiver by any party hereto of any breach of this Agreement or the failure by a party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver of any other breach or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         15. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, contrary to which the parties hereto have no legal right to contract, the latter shall prevail, but in such event any provision of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

         16. ASSIGNMENT. The Executive may not assign his rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Executive, his heirs, executors and administrators, and the Company, its successors and assigns.

         17. CANCELLATION OF PRIOR AGREEMENT. This Agreement supersedes and cancels that certain agreement dated May 1, 1997, between the Company and the Executive.

         18. NOTICES. All notices, requests, consents and other communications which either party is required or may desire to serve upon the other shall be in writing (including facsimile or similar writing) and shall be deemed to have been given at the time when personally delivered or, if mailed, when deposited in the United States mail, enclosed in a registered or certified postpaid envelope, addressed to the other party at the address stated below or to such changed address as such party may have fixed by notice, or, if given by facsimile, when electronic confirmation of the transmission is received:

               To the Company:           AMETEK, Inc.
                                         37 North Valley Road - Building 4
                                         P.O. Box 1764
                                         Paoli, PA 19301
                                         Facsimile:  610-296-3412
                                         Attention: Donna Winquist,
                                                    General Counsel
                                                         and
                                                    John Molinelli,
                                                    Chief Financial Officer

               To the Executive:         Frank S. Hermance
                                         1300 Meadow Lane
                                         Berwyn, PA  19312
                                         Facsimile: 610-651-5969;

provided that any notice of change of address shall be effective only when received.

         19. SUCCESSOR COMPANY. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, spin-off or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the successor or successors in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to notify the Executive in writing as to such successorship, to provide the Executive the opportunity to review and agree to the successor's assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this

Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

         20. TAXES. The Company may withhold from or with respect to any payment of compensation or taxable benefit provided for under this Agreement any federal, state or local tax (including any applicable payroll tax or excise tax) to the extent required by law.

         21. ERISA TOP HAT PLAN. To the extent that this Agreement is considered to be a plan for purposes of the Executive Retirement Income Security Act of 1974, as amended ("ERISA"), it shall be considered an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated Executives, within the meaning of U.S. Department of Labor Regulations Section 2520.104-23 or Section 2520.104-24, as applicable.

         22. NO RIGHT OF EMPLOYMENT. This Agreement shall not be construed as creating any contract of employment between the Company and the Executive.

         23. RELEASE. Notwithstanding anything to the contrary contained herein, the Executive's entitlement to the payment of any amount or receipt of any benefit coverage under this Agreement, upon or following his termination of employment, is expressly conditioned upon his execution of a release in the form required by the Company of its terminating executives prior to the Termination Date.

         24. ARBITRATION. In the event of any dispute under the provisions of this Agreement, other than a dispute involving an alleged violation by the Executive of Sections 5 or 7, or a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement; provided, however, that if the arbitrator finds that the Company has breached this Agreement and, as a result of any such breach, the Executive has incurred an excise tax under
Section 4999 of the Code, then, in addition to such other remedies as the arbitrator may award, the arbitrator shall direct the Company to pay the Executive an amount (the "gross-up payment") which will reimburse the Executive for the cost of the excise tax, as well as for all federal, state and local income, excise and payroll taxes incurred by the Executive on the gross-up payment. The Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorney's fees and expenses).

         25. GOVERNING LAW. This Agreement shall be subject to, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by Federal law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                           AMETEK, INC.



                                           By: /s/ John J. Molinelli
                                               ---------------------------------
                                                   John J. Molinelli

                                           /s/ Frank S. Hermance
                                           -------------------------------------
                                           Frank S. Hermance


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